PRESS RELEASE	345 Park Avenue, 31st Floor New York, NY 10154 877.299.1588
FOR IMMEDIATE RELEASE March 31, 2017

BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND
ANNOUNCES EXTENSION OF REINVESTMENT PERIOD

NEW YORK, NEW YORK – Blackstone / GSO Senior Floating Rate Term Fund (NYSE: BSL, the “Fund”) announced an extension of the Fund’s reinvestment period. The extension will allow the Fund to continue to reinvest proceeds generated by maturities, prepayments and sales of investments until one year prior to the Fund’s scheduled dissolution date, which will remain May 31, 2020, unless the dissolution date is subsequently extended with the approval of the Board of Trustees and the Fund’s shareholders.

The extension of the reinvestment period was approved by the Fund’s Board of Trustees based on the recommendation of GSO / Blackstone Debt Funds Management LLC, the Fund’s investment adviser (the “Adviser”). The extension is intended, among other things, to give the Fund the ability to continue to generate income by making new investments, consistent with the Fund’s investment objectives. In addition, if the end of the reinvestment period had not been extended, borrower repayments of loans held by the Fund may have caused the Fund to liquidate its holdings well in advance of its scheduled dissolution date as loan repayments across the market for the last three months annualized totaled 49% of outstanding loans, as of February month end, and continue to rise. Without the extension, these loan repayments also might have resulted in a higher concentration of risk in the Fund’s loan portfolio as better quality loans generally prepay before lower quality loans. The Adviser believes the extension will benefit investors through continued income generation and active risk management, and that the Fund will be able to complete an orderly liquidation by its dissolution date.

Potential Risks and Disclosure

Although the Adviser expects that a one year period between the end of the reinvestment period and the scheduled dissolution date is sufficient to liquidate the Fund in an orderly manner, there can be no assurance that the Fund will not face adverse market conditions during this period that could impact its ability to do so. During the extended reinvestment period, the Fund will continue to be subject to the risks related to its investment program. See the “Disclosure” section of the Fund’s website (www.blackstone-gso.com) for additional information about the risks of investing in the Fund. In addition, as a result of the extension of the reinvestment period, shareholders of the Fund will not begin receiving liquidating distributions from the Fund until at least the end of the extended reinvestment period, if not later.

About The Blackstone Group and GSO Capital Partners

Blackstone is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. The firm does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses, with over $360 billion in assets under management as of December 31, 2016, include investment vehicles focused on private equity, real estate, hedge fund solutions, non-investment grade credit, secondary private equity funds of funds and multi-asset class strategies. Blackstone also provides capital markets services. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

GSO is the global credit investment platform of Blackstone. With approximately $93 billion in assets under management as of December 31, 2016, GSO is one of the largest alternative managers in the world focused on the leveraged-finance, or non-investment grade related, marketplace. GSO seeks to generate attractive risk-adjusted returns in its business by investing in a broad array of strategies including mezzanine debt, distressed investing, leveraged loans and other special-situation strategies. Its funds are major providers of credit for small and middle-market companies, and it also advances rescue financing to help distressed companies.

Investors wishing to buy or sell shares need to place orders through an intermediary or broker.

Contact the Fund at 1-877-299-1588 or visit the Fund’s website at www.blackstone-gso.com for additional information.